Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 933-2020
POLYMEDICA NAMES JAMES J. MAHONEY, JR. TO BOARD
Woburn, Massachusetts — (November 21, 2005) — PolyMedica Corporation (NASDAQ/NM: PLMD) announced today that James J. Mahoney, Jr., age 62, has been elected to the Company’s Board of Directors. The addition of Mr. Mahoney increases the number of Directors on the Company’s Board to eleven.
Mr. Mahoney currently serves as President and Advisor of the Mahoney Group, a private financial consulting firm that Mr. Mahoney founded in 2004. Prior to founding the Mahoney Group, he co-founded the venture capital and equity investment firm HLM Management Company, where he spent 20 years working with portfolio companies in technology, health care services, medical technology and business services. Mr. Mahoney’s vast experience includes having served as general partner for Cowen & Company and as a securities analyst at Keystone Custodian Funds. Mr. Mahoney began his career in finance at Touche Ross & Company. He received an MBA from the University of Illinois and a Bachelors degree from Boston College.
Mr. Mahoney has significant board experience with public and private companies and charitable organizations. Mahoney currently serves as a director of Aspect Medical Systems, several privately held companies and as an advisor to six investment firms and endowment funds. Mahoney also serves as a trustee of Beth Israel Deaconess Hospital — Needham and Blessed John XXIII National Seminary.
Commenting on Mr. Mahoney’s addition to the Board, President and Chief Executive Officer Patrick Ryan said, “We are indeed honored to have someone of Jim Mahoney’s caliber join our Board. Jim brings nearly four decades of finance and investment experience in a broad range of industries, but with a strong emphasis in healthcare. His business acumen, highly respected reputation and extensive experience serving on Boards of numerous companies make him a valuable addition to our Board of Directors.”
About PolyMedica
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 850,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of their patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
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